Exhibit 1.1

STEMCELLS, INC.

CONTROLLED EQUITY OFFERINGSM

AMENDMENT NO. 1 TO

SALES AGREEMENT

December 21, 2012

Cantor Fitzgerald & Co.

499 Park Avenue

New York, NY 10022

Ladies and Gentlemen:

Reference is made to the Sales Agreement, dated June 5, 2009, including the Schedules thereto (the “Sales Agreement”), between Cantor Fitzgerald & Co. (“CF&Co”) and StemCells, Inc., a Delaware corporation (the “Company”), pursuant to which the Company could sell through CF&Co, as sales agent, up to $30,000,000 of shares of common stock, par value $0.01 per share, of the Company. All capitalized terms used in this Amendment No. 1 to Sales Agreement between CF&Co and the Company (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Sales Agreement. CF&Co and the Company agree as follows:

A. Amendments to Sales Agreement. The Sales Agreement is amended as follows, effective as of the date hereof:

1. The first sentence of Section 1 of the Sales Agreement is hereby deleted and replaced in its entirety with the following:

“The Company agrees that, from time to time after December 21, 2012 and during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may offer and sell through CF&Co, acting as agent and/or principal, shares (the “Placement Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $30,000,000, and such amount of Placement Shares available for offer and sale are in addition to any sales of shares under this Agreement made prior to December 21, 2012.”

2. The first sentence of the second paragraph of Section 1 of the Sales Agreement is amended by deleting the parenthetical “(File No. 333-151891)” and replacing it with “(File No. 333-170300).”

3. The following sentence shall be added as the third sentence, to the second paragraph of Section 1 of the Sales Agreement:

“The Company may file one or more additional registration statements from time to time that will contain a base prospectus and/or prospectus supplement with respect to the Placement Shares.”

4. Section 12 is amended by (i) deleting the words “DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020, fax no. (212) 884-8494, Attention: Dean M. Colucci” and replacing them with “Reed Smith LLP, 599 Lexington Avenue, New York, NY 10022, fax no. (212) 521-5450, Attention: Daniel I. Goldberg;” (ii) deleting the words “3155 Porter Drive, Palo Alto, CA 94304, fax no. 650-475-3101” and replacing them with “7707 Gateway Blvd, Suite 140, Newark, CA 94560, fax no. (510) 456-4202;” and (iii) deleting the words “One International Place, Boston, MA 02110” and replacing them with “Prudential Tower, 800 Boylston Street, Boston, MA 02199.”

5. Schedule 1 is amended by adding the words “as amended on December 21, 2012” immediately after “June 5, 2009”.

6. Certain Definitions. The following definitions in the Sales Agreement are amended and restated in their entirety:

(a) The definition of “IDEA” found in Section 1 of the Sales Agreement is redefined to mean “the Electronic Data Gathering Analysis and Retrieval System of the Commission (EDGAR).” All references in the Sales Agreement to “IDEA” are replaced with “EDGAR.”

(b) The definition of “Exchange” found in Section 3 of the Sales Agreement is redefined to mean “the NASDAQ Capital Market, or any other national securities exchange on which the Common Stock is then listed.”

7. Schedule 2 shall be amended by deleting “Peter Dippolito (pdippolito@cantor.com)”.

8. Schedule 3 is replaced in its entirety with the following:

COMPENSATION

CF&Co shall be paid compensation equal to up to three percent (3%) of the gross proceeds from the sales of the Placement Shares.

9. The first sentence of the Form of Representation Date Certificate attached as Exhibit 7(m) is amended to add “as amended on December 21, 2012” after “June 5, 2009.”

B. Prospectus Supplement. The Company shall file a 424(b) Prospectus Supplement reflecting this Amendment prior to the issuance of any Placement Notice pursuant to the Sales Agreement. The Company and CF&Co agree that the Prospectus Supplement filed to reflect this Amendment will be limited by the dollar amount of shares then available for offer and sale under the then-current Registration Statement, and this Amendment shall not be deemed to be an offer for any sales of shares of Common Stock unless such shares are set forth in a Placement Notice issued by the Company setting forth the number or dollar amount of shares to be sold thereunder and any other parameters in accordance with which the Company desires the Placement Shares to be sold.

C. No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Sales Agreement shall continue in full force and effect.

D. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

E. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

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If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

STEMCELLS, INC.

By:	/s/ Rodney K. B. Young
Name: Rodney K. B. Young
Title: Chief Financial Officer

ACCEPTED as of the date first above written:

CANTOR FITZGERALD & CO.

By:	/s/ Jeffrey Lumby
Name: Jeffrey Lumby
Title: Senior Managing Director

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STEMCELLS, INC. – AMENDMENT NO. 1 TO SALES AGREEMENT